Exhibit 99.1

Civista Bancshares, Inc. Announces First Quarter 2020 Earnings

Sandusky, Ohio, April 24, 2020 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) reported net income available to common shareholders of $7.8 million, or $0.47 per diluted share, for the first quarter of 2020, compared to $9.5 million, or $0.57 per diluted share, for the first quarter of 2019.

“We began 2020 with the expectation that one of the biggest challenges we were going to face during the year was an uncertain interest rate environment. The COVID-19 pandemic has created challenges that we, as well as other banks, could not have anticipated. Our organization has risen to the challenge and are working with our customers to assist through these unprecedented times. We have waived overdraft fees, accommodated requests for loan payment deferrals and are participating in the SBA’s Paycheck Protection Program. In light of all of these challenges, we are pleased with our first quarter earnings.” said Dennis G. Shaffer, President and CEO of Civista.

Results of Operations:

Net interest income increased $396 thousand, or 1.8%, for the first quarter of 2020 compared to the same period of 2019.

Interest income increased $418 thousand, or 1.7%, for the first quarter of 2020. Average earning assets increased $214.6 million, which resulted in a $2.3 million increase in interest income. Average yields decreased 40 basis points which resulted in a $1.9 million decrease in interest income. Accretion income associated with purchased loan portfolios totaled $755 thousand for the first quarter of 2020 and $982 for the first quarter of 2019.

Interest expense increased $22 thousand, or 0.8%, for the first quarter of 2020 compared to the same period of 2019. Average interest-bearing liabilities increased $110.4 million, resulting in a $360 thousand increase in interest expense. Average rates decreased 7 basis points, resulting in a $338 thousand decrease in interest expense.

Net interest margin decreased 35 basis points to 4.10% for the first quarter of 2020, compared to 4.45% for the same period a year ago. Accretion income associated with purchased loan portfolios contributed approximately 15 basis points and 22 basis points to net interest margin for the first quarter of 2020 and 2019, respectively.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Three Months Ended March 31,
	2020			2019
	Average balance	Interest	Yield/ rate *	Average balance	Interest	Yield/ rate *
Assets:
Interest-earning assets:
Loans**	$1,725,685	$21,673	5.05%	$1,564,208	$20,963	5.44%
Taxable securities	187,604	1,416	3.13%	207,600	1,748	3.43%
Non-taxable securities	197,583	1,512	4.22%	157,619	1,351	4.49%
Interest-bearing deposits in other banks	121,296	401	1.33%	88,096	522	2.40%

Total interest-earning assets	$2,232,168	25,002	4.62%	$2,017,523	24,584	5.02%

Noninterest-earning assets:
Cash and due from financial institutions	168,350			92,782
Premises and equipment, net	22,737			21,924
Accrued interest receivable	6,751			6,534
Intangible assets	85,083			86,116
Other assets	28,550			20,053
Bank owned life insurance	45,086			43,643
Less allowance for loan losses	(14,927)			(13,885)

Total Assets	$2,573,798			$2,274,690

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$894,892	$606	0.27%	$855,666	$708	0.34%
Time	280,701	1,379	1.98%	270,507	1,183	1.77%
FHLB	157,749	581	1.48%	97,267	597	2.49%
Federal funds purchased	610	2	1.32%	—	—	0.00%
Subordinated debentures	29,427	313	4.28%	29,427	372	5.13%
Repurchase agreements	22,123	6	0.11%	22,197	5	0.09%

Total interest-bearing liabilities	$1,385,502	2,887	0.84%	$1,275,064	2,865	0.91%

Noninterest-bearing deposits	799,540			680,929
Other liabilities	56,154			17,041
Shareholders’ equity	332,602			301,656

Total Liabilities and Shareholders’ Equity	$2,573,798			$2,274,690

Net interest income and interest rate spread		$22,115	3.78%		$21,719	4.11%

Net interest margin			4.10%			4.45%

*

- Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $406 thousand and 362 thousand for the periods ended March 31, 2020 and 2019, respectively.

**	- Average balance includes nonaccrual loans

Provision for loan losses was $2.1 million for the first quarter of 2020 and $0 for the first quarter of 2019. The reserve ratio increased to 0.97% from 0.86% at December 31, 2019 due to an increase in the bank’s qualitative factors related to the economic shutdown that is driven by COVID-19. Economic impacts include the loss of revenue being experience by our business clients, additional employee costs for businesses due to the pandemic, higher unemployment rates throughout our footprint and a large percentage of customers requesting payment relief. We expect our Commercial, Commercial Real Estate and Consumer portfolios to be impacted the most.

For the first quarter of 2020, noninterest income totaled $6.9 million, an increase of $592 thousand, or 9.4%, compared to the prior year’s first quarter.

Noninterest income (unaudited - dollars in thousands)	Three months ended March 31,
	2020	2019	$ change	% change
Service charges	$1,468	$1,456	$12	0.8%
Net gain on sale of securities	—	4	(4)	–100.0%
Net gain (loss) on equity securities	(141)	2	(143)	N/M
Net gain on sale of loans	827	331	496	149.8%
ATM/Interchange fees	894	906	(12)	–1.3%
Wealth management fees	1,006	847	159	18.8%
Bank owned life insurance	250	247	3	1.2%
Tax refund processing fees	1,900	2,200	(300)	–13.6%
Swap fees	338	73	265	363.0%
Other	334	218	116	53.2%

Total noninterest income	$6,876	$6,284	$592	9.4%

N/M - not meaningful

The increased gain on sale of loans is primarily due to an increase in volume of loans sold of $18.9 million as well as an increase in the premium on sold loans of 34 basis points. Wealth management fees increased due to an increase in assets under management as a result of new trust accounts and positive market conditions in late 2019 through February of this year. Swap fees increased as a result of the declining interest rate environment and more customers looking to lock in lower fixed rate loans. Tax refund processing fees decreased due to a decline in volume processed.

For the first quarter of 2020, noninterest expense totaled $17.9 million, an increase of $1.4 million, or 8.6%, compared to the prior year’s first quarter

Noninterest expense (unaudited - dollars in thousands)	Three months ended March 31,
	2020	2019	$ change	% change
Compensation expense	$10,871	$9,805	$1,066	10.9%
Net occupancy and equipment	1,482	1,503	(21)	–1.4%
Contracted data processing	450	419	31	7.4%
Taxes and assessments	579	593	(14)	–2.4%
Professional services	737	694	43	6.2%
Amortization of intangible assets	231	240	(9)	–3.8%
ATM/Interchange expense	447	378	69	18.3%
Marketing	356	340	16	4.7%
Other	2,703	2,477	226	9.1%

Total noninterest expense	$17,856	$16,449	$1,407	8.6%

Compensation expense increased due to an increase in employees, annual pay increases and employee insurance. FTE employees increased by 22, or 5.1%, to 452 FTE. Annual pay increases in 2019 were an average of 3.3%. Employee insurance increased 9.1% for 2020.

The increases in ATM/Interchange expense is primarily due to increases in monthly processing fees and increases in monitoring software costs.

The increase in other operating expense is primarily due to increases in software maintenance of $89 thousand and an increase in bad check losses of $79 thousand.

The efficiency ratio was 60.7% for the quarter ended March 31, 2020 compared to 58.0% for the quarter ended March 31, 2019. The change in the efficiency ratio is due primarily to the increase in noninterest expense.

Civista’s effective income tax rate for the first quarter 2020 was 13.1% compared to 16.3% in 2019.

Balance Sheet

Total assets increased $266.3 million, or 11.5%, from December 31, 2019 to March 31, 2020, due to an increase in cash of $207.5 million, primarily related to the temporary impact of our tax refund processing program, as well as a $7.0 million increase in Investment securities and a $34.2 million increase in the loan portfolio.

End of period loan balances (unaudited - dollars in thousands)
	March 31, 2020	December 31, 2019	$ Change	% Change
Commercial and Agriculture	$201,860	$203,110	$(1,250)	–0.6%
Commercial Real Estate:
Owner Occupied	255,633	245,606	10,027	4.1%
Non-owner Occupied	616,192	592,222	23,970	4.0%
Residential Real Estate	458,478	463,032	(4,554)	–1.0%
Real Estate Construction	163,807	155,825	7,982	5.1%
Farm Real Estate	32,152	34,114	(1,962)	–5.8%
Consumer and Other	15,003	15,061	(58)	–0.4%

Total Loans	$1,743,125	$1,708,970	$34,155	2.0%

Loan growth during 2020 totaled $34.2 million, led by increases of $34.0 million in Commercial Real Estate and $8.0 million in Real Estate Construction. The Commercial Real Estate growth was aided by some successful real estate projects we kept on balance sheet by using longer term swaps that might otherwise have been refinanced on the commercial mortgage-backed securities market. The mild Midwest winter has also contributed to our growth in the Construction category. The decrease in Residential Real Estate was expected as we refinanced many on balance sheet mortgages into a saleable mortgage product. All regions contributed to the growth in the first quarter with some significant transactions originated outside of our core metro regions.

Paycheck Protection Program

We began accepting applications for the Small Business Association’s Paycheck Protection Program (“PPP”) on April 3, 2020 and have processed 1,271 loans totaling $186.6 million. We estimate the SBA fees to be approximately $7.0 million. We have submitted the documentation, which has been reviewed and approved, to borrow from the Paycheck Protection Program Lending Facility. We expect to match this funding with the volume of PPP loans outstanding.

“I am extremely proud of our people and our ability to assist customers through this program. While the parameters of PPP changed frequently, we were able to scale up and streamline our process to assist 1,271 small business customers with $186.6 million in loans, impacting approximately 26,500 jobs. This program will make a real difference in the businesses and lives of our customers and their employees.” said Dennis G. Shaffer, President and CEO of Civista.

COVID-19 Loan Modifications

During the first quarter, Civista modified 66 loans totaling $39.9 million, primarily consisting of the deferral of principal and/or interest payments. Since March 31, Civista has received requests to modify an additional 727 loans totaling $410.6 million, also consisting of deferral of principal and/or interest payments. All of the loans modified were performing at the time of the modification and comply with the provisions of the CARES Act to not be considered a troubled debt restructuring. Details with respect to actual loan modifications processed through March 31, 2020 are as follows:

Loans modified under COVID-19 programs (unaudited - dollars in thousands)
Type of Loan	Number of Loans	Balance	Weighted average interest rate
Commercial and Agriculture	26	$5,449	4.65%
Commercial Real Estate:
Owner Occupied	25	10,077	4.82%
Non-owner Occupied	12	24,122	4.86%
Residential Real Estate	2	184	4.91%
Farm Real Estate	1	89	5.00%

	66	$39,921	4.82%

“In addition to the loans we modified during the first quarter we are actively working with several of our customers to provide additional relief during these trying times.” said Dennis G. Shaffer, President and CEO of Civista.

Total deposits increased $313.2 million, or 18.7%, from December 31, 2019 to March 31, 2020.

End of period deposit balances (unaudited - dollars in thousands)
	March 31, 2020	December 31, 2019	$ Change	% Change
Noninterest-bearing demand	$811,976	$512,553	$299,423	58.4%
Interest-bearing demand	332,756	301,674	31,082	10.3%
Savings and money market	558,936	588,697	(29,761)	–5.1%
Time deposits	288,271	275,840	12,431	4.5%

Total Deposits	$1,991,939	$1,678,764	$313,175	18.7%

The increase in noninterest-bearing demand of $299.4 million was due to the increase in balances related to the tax refund processing program of $307.5 million, which is temporary. Interest-bearing demand deposits increased, primarily due to increases in public fund accounts. The increase in time deposits is centered on our special rate 9 month certificate.

FHLB advances totaled $142.0 million at March 31, 2020, a decrease of $84.5 million, or 37.3%, from December 31, 2019. The increase in deposits reduced the need for wholesale funding.

Stock Repurchase Program

Civista approved a share repurchase plan in December 2019, authorizing the repurchase of up to 672,000 shares of outstanding common stock. During the first quarter of 2020, Civista repurchased 646,703 shares for $11.0 million, which equates to a weighted average price of $17.01 per share. The repurchase plan was fully executed early in April.

Shareholder Equity

Total shareholders’ equity decreased $2.0 million, or 0.6%, from December 31, 2019 to March 31, 2020 as a result of the repurchase of shares. The $11.0 million decrease from stock repurchases was partially offset by a $6.0 million increase in retained earnings and an increase in other comprehensive income of $3.0 million.

Asset Quality

Civista recorded net recoveries of $55 thousand for the three months of 2020 compared to net recoveries of $143 thousand for the same period of 2019. The allowance for loan losses to loans was 0.97% at March 31, 2020 and 0.86% at December 31, 2019.

Allowance for Loan Losses (unaudited - dollars in thousands)
	March 31, 2020	March 31, 2019
Beginning of period	$14,767	$13,679
Charge-offs	(24)	(239)
Recoveries	79	382
Provision	2,126	—

End of period	$16,948	$13,822

Non-performing assets at March 31, 2020 were $8.6 million, a 6.1% decrease from December 31, 2019. The non-performing assets to assets ratio decreased to 0.33% from 0.39% at December 31, 2019. The allowance for loan losses to non-performing loans increased to 197.97% from 161.95% At December 31, 2019.

Non-performing Assets (unaudited - dollars in thousands)	March 31, 2020	December 31, 2019
Non-accrual loans	$6,072	$6,115
Restructured loans	2,489	3,004

Total non-performing loans	8,561	9,119
Other Real Estate Owned	—	—

Total non-performing assets	$8,561	$9,119

Conference Call and Webcast

Civista Bancshares, Inc. will also host a conference call to discuss the Company’s financial results for the first quarter of 2020 at 1:00 p.m. ET on Friday, April 24, 2020. Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.civb.com. Participants can also listen to the conference call by dialing 855-238-2712 and ask to be joined into the Civista Bancshares, Inc. first quarter 2020 earnings call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.civb.com).

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Civista’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Civista Bancshares, Inc. is a $2.6 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, Civista Bank, operates 37 locations in Northern, Central and Southwestern Ohio, Southeastern Indiana and Northern Kentucky. Civista Bancshares, Inc. may be accessed at HUwww.civb.comUH. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”.

For additional information, contact:

Dennis G. Shaffer

President and CEO

Civista Bancshares, Inc.

888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(dollars in thousands, except share and per share amounts)

Consolidated Condensed Statement of Operations

	Three Months Ended March 31, (unaudited)
	2020	2019

Interest and dividend income	$25,002	$24,584
Interest expense	2,887	2,865

Net interest income	22,115	21,719
Provision for loan losses	2,126	—

Net interest income after provision	19,989	21,719
Noninterest income	6,876	6,284
Noninterest expense	17,856	16,449

Income before taxes	9,009	11,554
Income tax expense	1,176	1,885

Net income	7,833	9,669
Preferred stock dividends	—	164

Net income available to common shareholders	$7,833	$9,505

Dividends per common share	$0.11	$0.09

Earnings per common share,
basic	$0.47	$0.61
diluted	$0.47	$0.57

Average shares outstanding,
basic	16,517,745	15,607,655
diluted	16,517,745	16,901,830

Selected financial ratios:
Return on average assets	1.22%	1.72%
Return on average equity	9.47%	13.00%
Dividend payout ratio	23.20%	14.53%
Net interest margin (tax equivalent)	4.10%	4.45%

Selected Balance Sheet Items

	March 31, 2020	December 31, 2019
	(unaudited)	(unaudited)
Cash and due from financial institutions	$256,023	$48,535
Investment securities	366,689	359,690
Loans held for sale	7,632	2,285
Loans	1,743,125	1,708,970
Less allowance for loan losses	16,948	14,767

Net loans	1,726,177	1,694,203
Other securities	20,280	20,280
Premises and equipment, net	22,443	22,871
Goodwill and other intangibles	84,919	85,156
Bank owned life insurance	45,249	44,999
Other assets	46,444	31,538

Total assets	$2,575,856	$2,309,557

Total deposits	$1,991,939	$1,678,764
Federal Home Loan Bank advances	142,000	226,500
Securities sold under agreements to repurchase	22,699	18,674
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	61,624	26,066
Total shareholders’ equity	328,167	330,126

Total liabilities and shareholders’ equity	$2,575,856	$2,309,557

Shares outstanding at period end	16,064,010	16,687,542

Book value per share	$20.43	$19.78
Equity to asset ratio	12.74%	14.29%

Selected asset quality ratios:
Allowance for loan losses to total loans	0.97%	0.86%
Non-performing assets to total assets	0.33%	0.39%
Allowance for loan losses to non-performing loans	197.97%	161.95%

Non-performing asset analysis
Nonaccrual loans	$6,072	$6,115
Troubled debt restructurings	2,489	3,004
Other real estate owned	—	—

Total	$8,561	$9,119

Supplemental Financial Information

(Unaudited - Dollars in thousands except share data)

End of Period Balances	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019

Assets
Cash and due from banks	$256,023	$48,535	$62,219	$49,839	$164,094
Investment securities	366,689	359,690	356,439	360,512	351,006
Loans held for sale	7,632	2,285	8,983	2,563	1,444
Loans	1,743,125	1,708,970	1,648,640	1,598,770	1,573,193
Allowance for loan losses	(16,948)	(14,767)	(14,144)	(13,786)	(13,822)

Net Loans	1,726,177	1,694,203	1,634,496	1,584,984	1,559,371
Other securities	20,280	20,280	20,280	20,280	20,280
Premises and equipment, net	22,443	22,871	22,201	21,720	21,772
Goodwill and other intangibles	84,919	85,156	85,461	85,706	85,955
Bank owned life insurance	45,249	44,999	44,745	44,491	44,239
Other assets	46,444	31,538	34,241	32,900	29,541

Total Assets	$2,575,856	$2,309,557	$2,269,065	$2,202,995	$2,277,702

Liabilities
Total deposits	$1,991,939	$1,678,764	$1,632,621	$1,632,720	$1,765,801
Federal Home Loan Bank advances	142,000	226,500	236,100	176,300	127,100
Securities sold under agreement to repurchase	22,699	18,674	15,088	15,554	21,970
Subordinated debentures	29,427	29,427	29,427	29,427	29,427
Accrued expenses and other liabilities	61,624	26,066	26,566	24,782	21,347

Total liabilities	2,247,689	1,979,431	1,939,802	1,878,783	1,965,645

Shareholders’ Equity
Preferred shares, Series B	—	—	9,158	9,364	9,364
Common shares	276,546	276,422	267,559	267,275	266,990
Retained earnings	73,972	67,974	62,023	56,199	49,421
Treasury shares	(32,239)	(21,144)	(21,144)	(17,235)	(17,235)
Accumulated other comprehensive income	9,888	6,874	11,667	8,609	3,517

Total shareholders’ equity	328,167	330,126	329,263	324,212	312,057

Total Liabilities and Shareholders’ Equity	$2,575,856	$2,309,557	$2,269,065	$2,202,995	$2,277,702

Quarterly Average Balances
Assets:
Earning assets	$2,232,168	$2,070,175	$2,021,780	$1,986,841	$2,017,523
Securities	385,187	372,639	379,525	373,999	365,219
Loans	1,725,685	1,676,769	1,626,010	1,583,533	1,564,208
Liabilities and Shareholders’ Equity
Total deposits	$1,975,133	$1,661,452	$1,622,527	$1,670,247	$1,807,102
Interest-bearing deposits	1,175,593	1,160,499	1,139,632	1,129,964	1,126,173
Other interest-bearing liabilities	209,909	252,908	246,235	186,140	148,891
Total shareholders’ equity	332,602	329,634	326,103	315,438	301,656

Supplemental Financial Information

(Unaudited - Dollars in thousands except share data)

	Three Months Ended
Income statement	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019

Total interest and dividend income	$25,002	$24,521	$24,023	$24,926	$24,584
Total interest expense	2,887	3,299	3,605	3,184	2,865

Net interest income	22,115	21,222	20,418	21,742	21,719
Provision for loan losses	2,126	885	150	—	—
Noninterest income	6,876	5,627	5,429	5,104	6,284
Noninterest expense	17,856	17,128	16,731	16,639	16,449

Income before taxes	9,009	8,836	8,966	10,207	11,554
Income tax expense	1,176	995	1,258	1,546	1,885

Net income	7,833	7,841	7,708	8,661	9,669
Preferred stock dividends	—	157	162	164	164

Net income available to common shareholders	$7,833	$7,684	$7,546	$8,497	$9,505

Common shares dividend paid	$1,835	$1,702	$1,722	$1,719	$1,404

Per share data

Basic earnings per common share	$0.47	$0.49	$0.48	$0.54	$0.61
Diluted earnings per common share	0.47	0.47	0.46	0.51	0.57
Dividends per common share	0.11	0.11	0.11	0.11	0.09
Average common shares outstanding - basic	16,517,745	15,796,713	15,577,371	15,628,537	15,607,655
Average common shares outstanding - diluted	16,517,745	16,734,391	16,849,887	16,922,712	16,901,830

Asset quality
Allowance for loan losses, beginning of period	$14,767	$14,144	$13,786	$13,822	$13,679
Charge-offs	(24)	(345)	(36)	(156)	(239)
Recoveries	79	83	244	120	382
Provision	2,126	885	150	—	—

Allowance for loan losses, end of period	$16,948	$14,767	$14,144	$13,786	$13,822

Ratios
Allowance to total loans	0.97%	0.86%	0.86%	0.86%	0.88%
Allowance to nonperforming assets	197.97%	161.95%	149.91%	164.69%	150.60%
Allowance to nonperforming loans	197.97%	161.95%	149.91%	164.69%	150.60%

Nonperforming assets
Nonperforming loans	$8,561	$9,119	$9,435	$8,371	$9,178
Other real estate owned	—	—	—	—	—

Total nonperforming assets	$8,561	$9,119	$9,435	$8,371	$9,178

Capital and liquidity
Tier 1 leverage ratio	10.66%	12.35%	12.37%	12.44%	11.64%
Tier 1 risk-based capital ratio	14.33%	15.26%	15.50%	15.94%	15.64%
Total risk-based capital ratio	15.25%	16.10%	16.32%	16.78%	16.48%
Tangible common equity ratio (1)	9.82%	11.08%	10.81%	10.89%	9.96%

(1)	See reconciliation of non-GAAP measures at the end of this press release.

Reconciliation of Non-GAAP Financial Measures

(Unaudited - Dollars in thousands except share data)

	Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019

Tangible Common Equity
Total Shareholder’s Equity - GAAP	$328,167	$330,126	$329,263	$324,212	$312,057
Less: Preferred Equity	—	—	9,158	9,364	9,364
Less: Goodwill and intangible assets	83,363	83,595	83,829	84,064	84,299

Tangible common equity (Non-GAAP)	$244,804	$246,531	$236,276	$230,784	$218,394

Total Shares Outstanding	16,064,010	16,687,542	15,473,275	15,633,059	15,624,113

Tangible book value per share	$15.24	$14.77	$15.27	$14.76	$13.98

Tangible Assets
Total Assets - GAAP	$2,575,856	$2,309,557	$2,269,065	$2,202,995	$2,277,702
Less: Goodwill and intangible assets	83,363	83,595	83,829	84,064	84,299

Tangible assets (Non-GAAP)	$2,492,493	$2,225,962	$2,185,236	$2,118,931	$2,193,403

Tangible common equity to tangible assets	9.82%	11.08%	10.81%	10.89%	9.96%